Exhibit 3.3

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED

AS

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.01,

OF

COMMSCOPE HOLDING COMPANY, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

CommScope Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST: That the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.01, of the Company was filed with the office of the Secretary of State of the State of Delaware on April 3, 2019.

SECOND: That the Board of Directors of the Company (the “Board”), at a meeting of the Board held on March 27, 2020, duly adopted resolutions authorizing and directing an increase in the number of authorized shares constituting and designated as Series A Convertible Preferred Stock of the Company, from 1,000,000 shares to 1,200,000 shares, in accordance with Section 151(g) of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 30th day of March, 2020.

COMMSCOPE HOLDING COMPANY, INC.
By:	/s/ Frank B. Wyatt, II
Name: Frank Burkhead Wyatt II
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Certificate of Increase]